Exhibit 99.1

Armstrong World Industries Announces Closing of the Secondary Public Offering of Common Shares

LANCASTER, PA, November 14, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) (the “Company”) announced today the closing of a secondary public offering of 5,200,000 common shares held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust and Armor TPG Holdings, L.P. (together, the “Selling Shareholders”) at a price of $51.00 per share. The underwriters will have a 30-day option to purchase up to an additional 780,000 common shares from the Selling Shareholders. The Company itself has not sold any shares and has not received any proceeds from the offering.

BofA Merrill Lynch, Barclays, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co. and J.P. Morgan were the joint book-running managers of the offering. RBC Capital Markets, Scotiabank and SunTrust Robinson Humphrey acted as co-managers.

The shares were offered pursuant to the Company’s effective registration statement on Form S-3 previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company has also filed with the SEC a final prospectus with respect to this offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or e-mail dg.prospectus_requests@baml.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by e-mail at barclaysprospectus@broadridge.com or by phone at (888) 603-5847.

# # #

Contacts:

Investor Relations: Tom Waters, 717-396-6354

Media Relations: Jennifer Johnson, 1 (866) 321-6677 (US media)

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. Based in Lancaster, Pa., Armstrong operates 32 plants in eight countries and has approximately 8,500 employees worldwide.